CONSENT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholders
Forum Funds:

We consent to the use of our reports dated October 4, 2002 on the statements of assets and liabilities of Daily Assets Treasury Obligation Fund, Daily Assets Government Fund, Daily Assets Government Obligations Fund and Daily Assets Cash Fund as of August 31, 2002, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented, incorporated by reference in Post-Effective Amendment No. 124, to Registration Statement on Form N-1A under the Securities Act of 1933.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectuses and "Independent Auditors" in the statements of additional information.

        /s/ KPMG LLP

Boston, MA
December 30, 2002